Exhibit 23.2

DAVE BANERJEE, CPA An Accountancy Corporation - Member A/CPA and PCAOB 21860 Burbank Blvd., Suite 150, Woodland Hills, CA 91367• (818) 657-0288• FAX (818) 657-0299• (818) 312-3283

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders Skylab USA, Inc.

We hereby consent to the use in this Registration Statement on Form S-1 of Skylab USA, Inc. of our report dated December 4, 2017, relating to our audit of the financial statements of Skylab Apps, Inc. as of and for the years ended December 31, 2016 and 2015 appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption "Experts" in such Prospectus.

Dave Banerjee CPA, an Accountancy Corporation

Woodland Hills, CA

December 12, 2018